                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)

                    Under the Securities Exchange Act of 1934

                            LAYNE CHRISTENSEN COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    521050104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                    Wynnefield Partners Small Cap Value, L.P.
                               450 Seventh Avenue
                            New York, New York 10123
                           Attention: Mr. Nelson Obus
                                 (212) 760-0134
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                    Copy to:

                            Jeffrey S. Tullman, Esq.
                                 Kane Kessler PC
                           1350 Avenue of the Americas
                            New York, New York 10019
                                 (212) 541-6222

                                February 4, 2004
--------------------------------------------------------------------------------
             (Date of Event which requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

                                  SCHEDULE 13D

-----------------------                                  -----------------------
  CUSIP NO. 521050104                                      Page 2 of 13 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Partners Small Cap Value L.P. 13-3688497
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         318,500
     NUMBER OF   ---------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            0
       EACH      ---------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON
       WITH              318,500
                 ---------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         318,500
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.6%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-----------------------                                  -----------------------
  CUSIP NO. 521050104                                      Page 3 of 13 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Small Cap Value Offshore Fund, Ltd.
         (No IRS Identification No.)
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         Cayman Islands
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         186,800
     NUMBER OF   ---------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            0
       EACH      ---------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON
       WITH              186,800
                 ---------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         186,800
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.5%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-----------------------                                  -----------------------
  CUSIP NO. 521050104                                      Page 4 of 13 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Partners Small Cap Value, L.P. I 13-3953291
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         395,750
     NUMBER OF   ---------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            0
       EACH      ---------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON
       WITH              395,750
                 ---------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         395,750
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.2%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-----------------------                                  -----------------------
  CUSIP NO. 521050104                                      Page 5 of 13 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Channel Partnership II, L.P. 22-3215653
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         New York
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         10,000
     NUMBER OF   ---------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            0
       EACH      ---------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON
       WITH              10,000
                 ---------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-----------------------                                  -----------------------
  CUSIP NO. 521050104                                      Page 6 of 13 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Capital Management, LLC 13-4018186
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         New York
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         714,250
     NUMBER OF   ---------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            0
       EACH      ---------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON
       WITH              714,250
                 ---------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         714,250
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         5.8%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-----------------------                                  -----------------------
  CUSIP NO. 521050104                                      Page 7 of 13 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Capital, Inc. 13-3688495
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         186,800
     NUMBER OF   ---------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            0
       EACH      ---------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON
       WITH              186,800
                 ---------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         186,800
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.5%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-----------------------                                  -----------------------
  CUSIP NO. 521050104                                      Page 8 of 13 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         N/A
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         18,100
     NUMBER OF   ---------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            0
       EACH      ---------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON
       WITH              18,100
                 ---------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         0
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         18,100
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-----------------------                                  -----------------------
  CUSIP NO. 521050104                                      Page 9 of 13 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Nelson Obus
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         28,100
     NUMBER OF   ---------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            901,050
       EACH      ---------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON
       WITH              28,100
                 ---------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         901,050
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         929,150
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         7.5%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-----------------------                                  -----------------------
  CUSIP NO. 521050104                                      Page 10 of 13 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joshua Landes
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                                            (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         0
     NUMBER OF   ---------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            901,050
       EACH      ---------------------------------------------------------------
    REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON
       WITH              0
                 ---------------------------------------------------------------
                   10    SHARED DISPOSITIVE POWER

                         901,050
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         901,050
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         7.3%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

-----------------------                                  -----------------------
  CUSIP NO. 521050104                                      Page 11 of 13 Pages
-----------------------                                  -----------------------


Item 4.  Purpose of the Transaction

Item 4 is hereby amended to add the following:

                  On December 22, 2003, the Reporting Persons submitted to the Issuer a stockholder proposal (the "Proposal") and a supporting statement (the "Supporting Statement") for inclusion in the Issuer's proxy statement with respect to the Issuer's 2004 Annual Meeting of Stockholders recommending that the Board of Directors of the Issuer take the necessary steps to amend the Issuer's Certificate of Incorporation and to take such other actions as may be necessary in order to cause all directors of the Issuer to be elected annually and not by classes. A copy of the letter dated December 22, 2003 submitting the Proposal and the Supporting Statement is annexed hereto as Exhibit 1.

                  On January 2, 2004, the Reporting Persons sent a letter to the Board of Directors of the Issuer recommending that Nelson Obus be nominated by the Board of Directors for election to the Board at the Issuer's 2004 Annual Meeting of Stockholders. A copy of the letter dated January 2, 2004 is annexed hereto as Exhibit 2.

                  On February 4, 2004, the Reporting Persons sent a letter to Steven F. Crooke, Vice President, General Counsel and Secretary of the Issuer notifying the Issuer that the Reporting Persons intend to nominate Nelson Obus and Joseph C. Stokes, Jr. for election as directors at the Issuer's 2004 Annual Meeting of Stockholders. A copy of the letter dated February 4, 2004 is annexed hereto as Exhibit 3.

                  On February 5, 2004, the Reporting Persons sent a letter to Andrew B. Schmitt, President and CEO of the Issuer, responding to a letter received from Steven F. Crooke, Vice President, General Counsel and Secretary of the Issuer, questioning the Board's appointment of Messrs. Warren Lichtenstein and Anthony B. Helfet to the Board while deferring consideration of the request of the Reporting Persons (as set forth in their letter of January 2, 2004) that Nelson Obus be nominated for election to the Board. A copy of the letter dated February 5, 2004 is annexed hereto as Exhibit 4.


Item 7. Material to be Filed as Exhibits

Exhibit 1 Letter to the Issuer submitting Proposal and Supporting Statement, dated December 22, 2003

Exhibit 2 Letter to the Board of Directors of the Issuer, dated January 2, 2004

                                  SCHEDULE 13D

-----------------------                                  -----------------------
  CUSIP NO. 521050104                                      Page 12 of 13 Pages
-----------------------                                  -----------------------

Exhibit 3 Letter to Steven F. Crooke, Vice President, General Counsel and Secretary of the Issuer, dated February 4, 2004

Exhibit 4 Letter to Andrew B. Schmitt, President and CEO of the Issuer, dated February 5, 2004

                                  SCHEDULE 13D

-----------------------                                  -----------------------
  CUSIP NO. 521050104                                      Page 13 of 13 Pages
-----------------------                                  -----------------------


                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2004.

--------------------------------------------------------------------------------
Wynnefield Partners Small Cap Value,       Wynnefield Partners Small Cap Value,
L.P.                                       L.P. I
By: Wynnefield Capital Management          By: Wynnefield Capital Management
LLC, its General Partner                   LLC, its General Partner

By: /s/ Nelson Obus                        By: /s/ Nelson Obus
    ---------------                            ---------------
Co-Managing Member                         Co-Managing Member

--------------------------------------------------------------------------------
Wynnefield Small Cap Value Offshore        Wynnefield Capital Management LLC
Fund, Ltd.
By: Wynnefield Capital, Inc.               By: /s/ Nelson Obus
                                               ---------------
By: /s/ Nelson Obus                        Co-Managing Member
    ---------------
President

--------------------------------------------------------------------------------
Wynnefield Capital, Inc.

By: /s/ Nelson Obus                        /s/ Nelson Obus
    ---------------                        ---------------
President                                  Nelson Obus

--------------------------------------------------------------------------------
                                           Channel Partnership II, L.P.


/s/ Joshua Landes                          By: /s/ Nelson Obus
---------------------                          ---------------
Joshua Landes                              General Partner

--------------------------------------------------------------------------------
Wynnefield Capital, Inc. Profit Sharing
& Money Purchase Plans


By: /s/ Nelson Obus
    ----------------
Authorized Signatory
--------------------------------------------------------------------------------